Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned directors of NextCure, Inc., a Delaware corporation (the “Corporation”), hereby constitutes and appoints Michael Richman and Steven P. Cobourn, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for the undersigned, and in her or her name and in the capacity or capacities indicated below, the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any amendments thereto, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date set forth below.

Signature	Title	Date

/s/ Michael Richman	President, Chief Executive Officer and Director	March 2, 2021
Michael Richman	(Principal Executive Officer)

/s/ David Kabakoff	Chair of the Board	March 2, 2021
David Kabakoff, Ph.D.

/s/ John G. Houston	Director	March 2, 2021
John G. Houston, Ph.D.

/s/ Elaine V. Jones	Director	March 2, 2021
Elaine V. Jones, Ph.D.

/s/ Chau Q. Khuong	Director	March 2, 2021
Chau Q. Khuong

	Director	March __,2021
Briggs Morrison, M.D.

/s/ Garry Nicholson	Director	March 2, 2021
Garry Nicholson

/s/ Stephen Webster	Director	March 2, 2021
Stephen Webster

/s/ Stella Xu	Director	March 3, 2021

Stella Xu, Ph.D.